Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
March 20, 2012

WINTHROP REALTY TRUST ANNOUNCES PRICING OF $70.1 MILLION OF ITS 9.25% SERIES D CUMULATIVE REDEEMABLE PREFERRED SHARES OF BENEFICIAL INTEREST

FOR IMMEDIATE RELEASE – BOSTON, March 20 – Winthrop Realty Trust (NYSE:FUR) (“Winthrop”) today announced that it has sold in an underwritten public offering 2,800,000 shares of its 9.25% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest at a price of $25.0385 per share including accrued dividends.  The first dividend payment on the Series D Preferred Shares sold in this offering will be for a full quarter and payable on June 29, 2012.  In connection with the offering, Winthrop granted the underwriters an option for 30 days to purchase up to an additional 420,000 Series D preferred shares to cover over-allotments, if any.  The offering is subject to customary closing conditions and is expected to close on March 23, 2012.  Barclays Capital Inc., Stifel, Nicolaus & Company, Incorporated and Jefferies & Company, Inc. are acting as joint book-running managers for the offering. Credit Suisse Securities (USA) LLC and KeyBanc Capital Markets Inc. are acting as joint lead managers and JMP Securities LLC is acting as a co-manager.

Winthrop estimates that the net proceeds from the offering, after the underwriting discounts and commissions and estimated offering expenses payable by Winthrop, will be approximately $67.7 million, or approximately $77.9 million if the underwriters’ overallotment option is exercised in full.  Winthrop intends to use the net proceeds from the offering to fund future acquisitions, pay down borrowings under its credit facility, repurchase its common shares and/or for general working capital purposes, including funding capital expenditures, tenant improvements and leasing commissions.

The offering is being made pursuant to Winthrop’s effective shelf registration statement previously filed with the Securities and Exchange Commission.  The offering of these securities will be made only by means of a prospectus and a related prospectus supplement.  Copies of the prospectus and prospectus supplement may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by email at Barclaysprospectus@broadridge.com or by telephone at (888) 603-5847;  from Stifel, Nicolaus & Company, Incorporated, One South Street, 15th Floor, Baltimore, MD 21202, Attention: Syndicate Department or by telephone at (443) 224‐1988; or from Jefferies & Company, Inc., Attn: Debt Capital Markets, 520 Madison Avenue, 8th Floor, New York, NY, 10022 or by telephone at (201) 761-7610 or by email at Prospectus_Department@Jefferies.com.

Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

An electronic copy of the prospectus supplement and the accompanying prospectus will also be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.

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Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in the Company’s annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.